Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

ITC ISSUES INITIAL DETERMINATION IN TESSERA'S DRAM ITC ACTION

- Management to Hold Conference Call Today at 3:30 pm PDT -

SAN JOSE, Calif. - Aug. 28, 2009 - Tessera Technologies, Inc. (NASDAQ: TSRA) announced today the Administrative Law Judge (ALJ) in the International Trade Commission (ITC) action brought by Tessera against certain DRAM manufacturers issued an Initial Determination finding Tessera's asserted patents are valid, but not infringed by the respondents. The action is Investigation No. 337-TA-630 (DRAM ITC action).

The ALJ's decision, termed an "Initial Determination," is subject to review by the full Commission. Within 120 days of the issued Initial Determination, the Commission can affirm, modify or reverse the ALJ's decision in developing the ITC's final determination.

"We intend to once again seek review of the Initial Determination by the full Commission," said Henry R. Nothhaft, president and CEO of Tessera. "The Commission previously agreed in our Wireless ITC Action that our technology was valid and that we had proven infringement at trial. We hope that it will again reverse the ALJ's Initial Determination. Furthermore, we have not taken into account any revenue based on the outcome of this ITC action in preparing our financial guidance. We remain focused on developing innovative technologies and are confident in the future of our business."

The respondents in the DRAM ITC action include Acer, Inc., Centon Electronics, Inc., Elpida Memory, Inc., Kingston Technology Co., Inc., Nanya Technology Corporation, Powerchip Semiconductor Corp., ProMOS Technologies Inc., Ramaxel Technology Ltd., Smart Modular Technologies, Inc., and TwinMOS Technologies, Inc. Tessera is asserting infringement of three Tessera patents, U.S. Patent No. 5,663,106 ('106), U.S. Patent No. 6,133,627 ('627), and U.S. Patent No. 5,679,977 ('977) and is seeking, among other things, an exclusion order barring importation of infringing products that incorporate the patented technology.

Conference Call Information

Management will hold a conference call today at 3:30 P.M. Pacific (6:30 P.M. Eastern) to discuss the DRAM ITC action. To access the call in the U.S., please dial 866-531-1286 and for international callers dial 706-643-3789, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and will be available for replay for 30 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 27697098.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's litigation strategies, procedural schedules, and the actions of government entities. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 6, 2009, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.